Exhibit 23.4

Consent of Independent Managers

WHEELING POWER COMPANY and WHEELING CONSUMER RATE RELIEF FUNDING LLC are filing a Registration Statement on Form SF-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the public offering of the securitized asset cost bonds. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a manager of WHEELING CONSUMER RATE RELIEF FUNDING LLC in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

By	/s/ Sean Emerick
Name:	Sean Emerick
Title:	Independent Manager

By	/s/ William Bleier
Name:	William Bleier
Title:	Independent Manager